                           OFFER TO PURCHASE FOR CASH
                        ALL OUTSTANDING ORDINARY SHARES

                                       OF

                          NEW DIMENSION SOFTWARE LTD.
                                       AT

                              $52.50 NET PER SHARE
                                       BY

                               BMC SOFTWARE, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, APRIL 8, 1999, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF NEW DIMENSION SOFTWARE LTD. (THE "COMPANY") HAS UNANIMOUSLY DETERMINED THAT, AS OF THE DATE OF THE TENDER AGREEMENT DESCRIBED HEREIN, THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RESOLVED, SUBJECT TO CERTAIN SHAREHOLDER APPROVALS DESCRIBED HEREIN, TO RECOMMEND ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

    PURCHASER HAS ENTERED INTO SHAREHOLDER AGREEMENTS WITH CERTAIN SHAREHOLDERS OF THE COMPANY NAMED HEREIN PURSUANT TO WHICH (A) THE SHAREHOLDERS HAVE AGREED TO TENDER INTO THE OFFER ALL OF THEIR SHARES (REPRESENTING AN AGGREGATE OF APPROXIMATELY 61.0% OF THE ISSUED AND OUTSTANDING SHARES), (B) THE SHAREHOLDERS HAVE GRANTED TO PURCHASER AN IRREVOCABLE OPTION TO PURCHASE ANY OR ALL OF SUCH SHARES IN CERTAIN CIRCUMSTANCES, AND (C) EACH SHAREHOLDER HAS GRANTED TO PURCHASER AN IRREVOCABLE PROXY TO VOTE SUCH SHAREHOLDER'S SHARES WITH RESPECT TO MATTERS RELATING TO THE TENDER AGREEMENT, THE OFFER OR MATTERS INCONSISTENT WITH THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE THEN ISSUED AND OUTSTANDING SHARES NOT OWNED BY PURCHASER AND ITS SUBSIDIARIES (DETERMINED IN ACCORDANCE WITH SECTION 236 OF THE COMPANIES ORDINANCE (NEW VERSION) 5743-1983 OF THE STATE OF ISRAEL), (B) SATISFACTION OF CERTAIN REGULATORY CONDITIONS, INCLUDING THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION OF THE OFFER OF ALL WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, (C) CERTAIN APPROVALS RELATED TO THE OFFER BY THE SHAREHOLDERS OF THE COMPANY AT A SPECIAL MEETING AS DESCRIBED HEREIN, AND (D) CERTAIN OTHER CONDITIONS. SEE SECTION 14.
                            ------------------------

                                   IMPORTANT

    Any shareholder desiring to tender all or a portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal provided herewith (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to the Depositary identified in the Letter of Transmittal and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                            ------------------------

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.

             The date of this Offer to Purchase is March 11, 1999.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
INTRODUCTION.........................................................      1
     1.  Terms of the Offer..........................................      4
     2.  Acceptance for Payment and Payment for Shares...............      5
     3.  Procedure for Tendering Shares..............................      6
     4.  Withdrawal Rights...........................................      9
     5.  Certain Federal and Israeli Law Tax Consequences of the
           Offer.....................................................     10
     6.  Price Range of the Shares; Dividends on the Shares..........     12
     7.  Effect of the Offer on the Market for the Shares; Nasdaq
           National Market Listing and Exchange Act Registration;
           Margin Regulations........................................     12
     8.  Certain Information Concerning the Company..................     13
     9.  Certain Information Concerning Purchaser....................     15
         Source and Amount of Funds..................................
    10.                                                                   17
         Background of the Offer.....................................
    11.                                                                   18
         Purpose of the Offer; Plans for the Company; Tender
    12.    Agreement; Shareholder Agreements; Other Agreements;
           Related Matters...........................................     20
         Dividends and Distributions.................................
    13.                                                                   30
         Certain Conditions of the Offer.............................
    14.                                                                   31
         Certain Legal Matters.......................................
    15.                                                                   32
         Fees and Expenses...........................................
    16.                                                                   34
         Miscellaneous...............................................
    17.                                                                   34
     Schedule I -- Directors and Executive Officers of Purchaser.....    I-1

                                       (i)

To the Holders of Ordinary Shares of New Dimension Software Ltd.:

                                  INTRODUCTION

     BMC Software, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all outstanding ordinary shares, par value NIS 0.01 per share (the "Shares"), of New Dimension Software Ltd., an Israeli corporation (the "Company"), at a purchase price of $52.50 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT, AS OF THE DATE OF THE TENDER AGREEMENT DESCRIBED HEREIN, THE OFFER IS FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RESOLVED, SUBJECT TO THE DIRECTORS OF THE COMPANY NOT HAVING THE RIGHT TO TENDER THEIR SHARES OR THE RIGHT TO RECEIVE ANY COMPENSATION FOR SERVICES PROVIDED TO THE COMPANY PURSUANT TO THE DIRECTOR RELEASES, UNLESS THE COMPANY'S SHAREHOLDERS SHALL HAVE APPROVED SUCH RIGHT AS DESCRIBED HEREIN, TO RECOMMEND ACCEPTANCE OF THE OFFER BY THE SHAREHOLDERS OF THE COMPANY.

     CIBC Oppenheimer Corp. ("CIBC Oppenheimer"), the Company's financial advisor, has delivered to the Company's board of directors a written opinion, dated March 7, 1999 to the effect that, as of such date, the Offer Price to be received in the Offer by the holders of Shares (other than Purchaser and its affiliates) was fair, from a financial point of view, to such holders. A copy of the opinion of CIBC Oppenheimer is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the shareholders herewith.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 below) a number of Shares which constitutes at least ninety percent (90%) of the Shares then issued and outstanding and not owned by Purchaser or its subsidiaries determined in accordance with Section 236 of the Companies' Ordinance (New Version) 5743-1983 of the State of Israel (the "Companies Ordinance") (such condition being referred to herein as the "90% Condition"),
(ii) satisfaction of certain regulatory conditions, including the expiration or termination prior to the expiration of the Offer of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) certain approvals related to the Offer by the shareholders of the Company at a Special Meeting as described herein, and (iv) certain other conditions. See Section 14.

     The Offer is being made pursuant to a Share Purchase and Tender Agreement (the "Tender Agreement") dated as of March 7, 1999, by and between Purchaser and the Company, which provides for certain agreements between the Company and Purchaser relating to the Offer, all as described herein.

     Concurrently with the execution of the Tender Agreement, Purchaser entered into Shareholder Agreements, each dated March 7, 1999 (the "Shareholder Agreements"), with (i) Yossie Hollander and (ii) with Roni A. Einav, Dalia Prashker and Einav Computer Systems, an Israeli corporation (each a "Principal Shareholder" and collectively, the "Principal Shareholders"). Pursuant to the Shareholder Agreements: (a) the Principal Shareholders have agreed to tender into the Offer all of their Shares, which, on the date of the Tender Agreement, represented an aggregate of 7,482,500 Shares or 61.0% of the issued and outstanding Shares (excluding outstanding stock options of the Company), (b) the Principal Shareholders have granted to Purchaser an irrevocable option to purchase all of such Shares in certain circumstances, and (c) each Principal Shareholder has granted to Purchaser an irrevocable proxy to vote such Principal Shareholder's Shares with respect to matters relating to the Tender Agreement, the Offer or matters inconsistent with the Offer.

     The Tender Agreement and the Shareholder Agreements are more fully described in Section 12. Certain U.S. federal and Israeli law tax consequences of the sale of Shares pursuant to the Offer are described in Section 5.

     If Purchaser is successful in acquiring in the Offer at least ninety percent (90%) of the Shares not presently owned by it or its subsidiaries within four months of the date hereof (the "Initial Period"), Purchaser has agreed in the Tender Agreement, in accordance with Section 236 of the Companies Ordinance, to declare by notice to the remaining shareholders (the "Notice of Acquisition") that it is unilaterally acquiring (the "Compulsory Acquisition") the remaining Shares not yet held by it on the same terms as those set forth in the Offer. Purchaser has agreed to deliver the Notice of Acquisition at any time during the two month period following the Initial Period.

     Shareholders of the Company who object to the Compulsory Acquisition shall be entitled to file a notice of objection with the Tel Aviv District Court within one month of receiving the Notice of Acquisition. In the event that any such objection is filed, the court may issue such relief as it sees fit, including delaying the completion of the Compulsory Acquisition. One month after the giving of the Notice of Acquisition, or, if an objection was filed, upon the court's resolution of such objection, Purchaser shall deliver to the Company a copy of the Notice of Acquisition and the consideration for the Shares Purchaser is entitled to purchase, and the Company shall register Purchaser as the record owner of such Shares. The Company will receive the consideration as trustee for the shareholders whose Shares are purchased pursuant to the Compulsory Acquisition.

     This Offer to Purchase also serves as a "Plan" or "Contract" under Section 236 of the Companies' Ordinance.

     DISSENTERS' RIGHTS ARE NOT AVAILABLE IN CONNECTION WITH THE OFFER. HOWEVER, SHAREHOLDERS OF THE COMPANY WHO OBJECT TO THE COMPULSORY ACQUISITION SHALL BE ENTITLED TO FILE A NOTICE OF OBJECTION WITH THE TEL AVIV DISTRICT COURT AND THE COURT MAY ISSUE RELIEF AS IT SEES FIT.

     The Company has informed Purchaser that as of March 7, 1999, there were 12,258,898 Shares issued and outstanding, none of which were owned by Purchaser. In addition, 950,705 shares were reserved for issuance upon the exercise of outstanding options (the "Company Options") granted under the stock option plans of the Company or any subsidiary of the Company (the "Company Option Plans"). The holders of approximately 7,482,500 Shares (or 61.0% of the issued and outstanding Shares as of the date of the Tender Agreement) have agreed to tender such Shares pursuant to the Offer pursuant to the Shareholder Agreements described below. In addition Boole & Babbage, Inc. ("Boole") owned 452,800 Shares as of March 7, 1999.

     In accordance with the Tender Agreement, the Company has agreed to hold an extraordinary general meeting of its shareholders (the "Special Meeting") for purposes of approving: (i) the right of certain directors of the Company to sell their Shares to Purchaser pursuant to the Offer, (ii) the right of certain directors of the Company to receive compensation from the Company against a release of such directors' claim regarding an alleged promise by the Company to issue such directors stock options, (iii) a Settlement and Release Agreement, dated as of March 7, 1999, among the Company, the Principal Shareholders and certain directors, and (iv) by special resolution, an amendment to the Company's Articles of Association to provide that the holders of at least 60% of the issued and outstanding Shares of the Company shall be entitled to appoint and remove any and all members of the board of directors of the Company by means of a written notice signed by such shareholders to the Company (collectively, the "Shareholder Approvals"). All resolutions, other than the special resolution in
(iv) above, require a majority of the Shares present and voting at the Special Meeting. The special resolution requires 75% of the Shares present and voting at the Special Meeting. The Company's Board of Directors has recommended that shareholders give the Shareholder Approvals at the Special Meeting. Receipt of the Shareholder Approvals is a condition to the Offer.

     In connection with the Offer, the Company has entered into release agreements dated as of March 7, 1999 (the "Director Releases") under which the Company has agreed to pay to three directors of the Company, subject to consummation of the Offer, an aggregate of $7,500,000 (plus value added tax and less applicable withholding tax) in exchange for a release by such directors of claims that such directors had for past compensation and all other claims against the Company.

     Tendering shareholders will not be obligated to pay brokerage fees or commissions to Goldman, Sachs & Co., as the dealer managers (the "Dealer Managers"), BankBoston, N.A., as the depositary (the "Depositary"), or MacKenzie Partners, Inc., as the information agent (the "Information Agent"), or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. A tendering shareholder who holds securities with such shareholder's broker may be required by such broker to pay a service charge or other fee. Purchaser will pay all charges and expenses of the Dealer Managers, the Depositary and the Information Agent incurred in connection with the Offer. See Section 16.

     This Offer and the accompanying documents contain information required to be disclosed by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), including financial information regarding Company, Purchaser, a description of the terms, conditions and background of the Offer, and the procedures for tendering Shares for purchase.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for all Shares that are validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4 below promptly after expiration of the Offer. As used in the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on Thursday, April 8, 1999, unless and until Purchaser, in accordance with the terms of the Offer and the Tender Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser or the Company, shall expire.

     In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open market purchases, privately negotiated transactions, or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

     The Offer is subject to certain other conditions set forth in Section 14 below. If any condition to Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, Purchaser reserves the right but is not obligated to, subject to the terms and conditions of the Tender
Agreement: (i) terminate the Offer and decline payment for any Shares tendered,
(ii) amend the Offer as to any Shares not then accepted for payment, or (iii) delay the acceptance for payment of Shares tendered.

     Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act.

     Subject to applicable law, Purchaser reserves the right to amend or modify the terms of the Offer at any time prior to acceptance of the Shares for payment pursuant to the Offer, except that Purchaser shall not, without the prior written consent of the Company, (i) decrease or change the form of the consideration payable in the Offer, (ii) impose additional conditions to the Offer, (iii) change the conditions to the Offer (except that Purchaser in its sole discretion may waive any of the conditions to the Offer), or (iv) make any other changes in the terms or conditions of the Offer that is adverse to the holders of Shares.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including the 90% Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the United States Securities and Exchange Commission (the "Commission") has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the 90% Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of Shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(e)(6) under the Exchange Act.

     Purchaser reserves the right, subject to applicable laws (including applicable regulations of the Commission promulgated under the Exchange Act) and to the terms of the Tender Agreement, at any time or from time to time, to: (i) delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or (ii) terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, in each case upon the occurrence of any of the conditions specified in Section 14 below. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

     Any extension, amendment or termination of the Offer, any waiver of any condition of the Offer, or any delay in payment, will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-1(d) under the Exchange Act requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with an offer be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones New Service (or a similar news service) or as otherwise may be required by law. During any extension of the Offer, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares in accordance with the procedures set forth in Section 4. PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     The Company has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with the procedures set forth in Section 4. Purchaser expressly reserves the right, in its discretion, subject to applicable laws and regulations, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or condition contained herein. See Sections 1 and 14.

     Any such delays will be effected in compliance with Rule 14e-1(c) promulgated under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a Book-Entry Confirmation (as defined in Section 3) with respect to such Shares), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or in the case of a book-entry transfer, an

Agent's Message (as defined in Section 3), and (iii) all other documents required by the Letter of Transmittal. See Section 3 below.

     For purposes of the Offer, Purchaser will be deemed to have been accepted for payment (and thereby purchased) Shares validly tendered prior to the Expiration Date and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in Section 4 below and as otherwise required by Rule 14e-l(c) under the Exchange Act. Under no circumstances will interest on the Offer Price be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering shareholder without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer, into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to assign, in its sole discretion, to any newly-formed direct wholly owned subsidiary of Purchaser the right to purchase Shares tendered pursuant to the Offer; however, no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing such Shares must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below prior to the Expiration Date. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and all other required documents, must in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates must be endorsed or accompanied by duly executed stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and all required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and all other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the Nasdaq National Market is open for business.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE A GUARANTEE BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of (a) certificates for (or a Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and (c) all other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when the foregoing materials are actually received by the Depositary. Under no circumstances will interest on the purchase price be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     The method of delivery of certificates for Shares, the Letter of Transmittal and any other required documents (including delivery through the Book-Entry Transfer Facility) is at the option and sole risk of the tendering shareholder and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. SHARES TENDERED BY GUARANTEED DELIVERY FOR WHICH SHARE CERTIFICATES ARE NOT RECEIVED BY THE DEPOSITARY PRIOR TO OR ON THE EXPIRATION DATE WILL NOT BE COUNTED AS SHARES TENDERED FOR PURPOSES OF CALCULATING WHETHER THE 90% CONDITION HAS BEEN SATISFIED.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right (but shall not be obligated) to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Tender Agreement, Purchaser also reserves the absolute right (but shall not be obligated) to waive or to amend any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing and delivering a Letter of Transmittal, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other distributions, rights, Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Tender Agreement. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares and therefore irrevocable. Such appointment will be effective when, and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and any other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such shareholder with respect thereto (and, if given, will not be deemed effective). The designees of Purchaser will be empowered to exercise all voting and other rights of such shareholder with respect to such Shares (and any other securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any general meeting of the shareholders, or any adjournment or postponement thereof, in connection with any action by written consent in lieu of a meeting or otherwise. Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting and other rights with respect to such Shares (and any other securities so issued in respect of such purchased Shares), including, without limitation, the right to vote at any meeting of shareholders then scheduled.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that (i) such shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after March 11,
1999), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Federal Income Tax Withholding. To prevent backup U.S. federal income tax withholding of 31% of the payments made to a shareholder with respect to the purchase price of Shares acquired pursuant to the Offer, such shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See instruction 11 of the Letter of Transmittal and
Section 5 below. If the shareholder is a nonresident alien or foreign entity not subject to back-up withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after May 9, 1999. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-l(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

     All questions as to form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL AND ISRAELI LAW TAX CONSEQUENCES OF THE OFFER

U.S. Federal Income Tax Consequences to U.S. Holders.

     The following discussion summarizes the United States federal income tax consequences to U.S. Holders (as defined below) of the receipt of cash in exchange for Shares. The discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions and published positions of the Internal Revenue Service (the "IRS"), all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation (including potential application of the alternative minimum tax) that may be relevant to a particular U.S. Holder based on such holder's particular circumstances and does not address any aspect of state, local or non-U.S. tax laws. Further, this summary generally considers only U.S. Holders that hold the Shares as capital assets (generally, assets held for investment) and may not apply to all U.S. Holders. In particular, the discussion may not apply to U.S. Holders (i) who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company; (ii) who are subject to special tax treatment under the Code (such as broker-dealers, insurance companies, tax-exempt organizations, financial institutions, and regulated investment companies); (iii) who hold the Shares as part of a "straddle," "hedge," or "conversion transaction," or whose functional currency is not the U.S. dollar; (iv) who own, or have owned, directly, indirectly, or through attribution, currently or during the past five years, 10% or more of the Shares; or (v) who are certain expatriates or former long-term residents of the U.S.

     For purposes of this discussion, a "U.S. Holder" is any holder of Shares who is (i) a citizen or resident of the U.S.; (ii) a corporation or other entity taxable as a corporation organized under the laws of the U.S. or of any state thereof or the District of Columbia; (iii) an estate the income of which is included in gross income for U.S. federal income tax purposes regardless of source; (iv) a trust, if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions; or (v) any other person who is subject to U.S. federal income tax on a net income basis with respect to the Shares. In the case of a holder of Shares that is a partnership for U.S. federal income tax purposes, each partner of such partnership will take into account its allocable share of income or loss from the Shares, and will take such income or loss into account under the rules of taxation applicable to such partner, taking into account the activities of the partnership and the partner.

     Exchange of Shares for Cash. The receipt of cash by a U.S. Holder in exchange for its Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between its adjusted tax basis in the Shares and the amount of cash received in exchange for the Shares pursuant to the Offer. Such gain or loss generally will be capital gain or loss, and will be long term capital gain or loss if the Shares were held for more than one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for U.S. federal income tax purposes.

     In general, any gain or loss recognized by a U.S. Holder on the exchange of the Shares for cash will be U.S. source income or loss. However, pursuant to the Income Tax Treaty between the State of Israel and the

United States of America (the "Tax Treaty"), gain from the exchange of the Shares to a U.S. Holder who is a U.S. resident (for purposes of the Tax Treaty) and who sells the Shares in Israel may be treated as foreign-source gain for purposes of the foreign tax credit limitation.

     Backup Withholding. Payments in connection with the Offer may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the U.S. Holder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service; alternatively, the U.S. Holder may be eligible for a refund of any excess amounts withheld under the backup withholding rules. Certain persons generally are exempt from backup withholding, including corporations, financial institutions and non-U.S. Holders. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Holders of Shares who are not U.S. Holders will be exempt from backup withholding if such persons certify as to their foreign status on an I.R.S. Form W-8. Each shareholder should consult with such shareholder's own tax advisor as to such shareholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

Certain Israeli Tax Considerations

     The following is a summary of certain Israeli tax considerations applicable to the Company's shareholders in connection with the receipt of cash in exchange for Shares pursuant to the Offer. The following summary is not intended and should not be construed as legal or professional tax advice and does not cover all possible tax considerations. The following summary is addressed only to shareholders that hold the Shares as capital assets (generally, assets held for investment) and may not apply to all shareholders. In particular, this discussion does not apply to shareholders who acquire Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company.

     Under existing Israeli regulations, any capital gain realized by a holder with respect to the Shares will generally be exempt from Israeli capital gains tax provided, that (i) the Company qualifies as an "industrial company" within the meaning of the Law for the Encouragement of Industry (Taxes), 5729-1969, of the State of Israel and (ii) the Shares are listed on the Nasdaq National Market. The Shares are currently listed on the Nasdaq National Market, and the Purchaser has received a confirmation from the auditors of the Company that the Company qualifies as an "industrial company". Therefore, persons who dispose of Shares pursuant to the Offer or prior to the completion of the Offer will be exempt from Israeli capital gains tax in connection with such dispositions. This exemption does not apply to individuals who are defined as "traders" in securities under the Israeli Income Tax Ordinance or to persons (both individual or corporate) that are subject to the Israeli Income Tax Law (Adjustment to Inflation), 1985. Holders of Shares other than Treaty U.S. Residents (as defined below), whose Shares are acquired pursuant to the Compulsory Acquisition, may, subject to any applicable income tax treaty, in the event that such acquisition takes place after the delisting of the Company from the Nasdaq National Market, be subject to Israeli capital gains taxation in connection with such disposition at the rate of 36% for corporate shareholders and 50% for individual shareholders.

     Under the Tax Treaty, persons who qualify as "residents of the United States" as defined in the Tax Treaty ("Treaty U.S. Residents"), and who owned, both directly and indirectly, less than 10% of the Company's outstanding voting shares during the 12 month period prior to the disposition of their Shares (whether such disposition takes place pursuant to the Offer, the Compulsory Acquisition or otherwise) will be exempt from Israeli tax in connection with such disposition.

     Backup Withholding. As mentioned above under "U.S. Federal Income Tax Consequences to U.S. Holders -- Backup Withholding", payment in connection with the Offer may be subject to backup withholding at a rate of 31%. Holders of Shares that are not U.S. Holders will be exempt from backup withholding if such persons certify as to their foreign status on an I.R.S. Form W-8.

     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE DISPOSITION OF SHARES. HOLDERS OF SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     The Shares are traded in the over-the-counter market and prices are quoted on the Nasdaq National Market ("Nasdaq") under the symbol "DDDDF." The following table sets forth, for the periods indicated, the high and low bid prices per Share on Nasdaq as reported by the Dow Jones News Retrieval Service.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL YEAR 1997:
  First Quarter.............................................  $14.13   $ 8.00
  Second Quarter............................................   13.88     9.13
  Third Quarter.............................................   22.88    13.00
  Fourth Quarter............................................   22.38    15.88
FISCAL YEAR 1998:
  First Quarter.............................................  $26.63   $18.75
  Second Quarter............................................   35.38    21.25
  Third Quarter.............................................   34.00    20.75
  Fourth Quarter............................................   49.00    18.25
FISCAL YEAR 1999:
  First Quarter (through March 10, 1999)....................   58.88    41.88

     On March 5, 1999, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the closing bid price per Share on Nasdaq was $48.94. On March 10, 1999, the last full trading day before the commencement of the Offer, the closing bid price per Share on Nasdaq was $51.56 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     According to the Company, the Company has never paid dividends on the Shares and does not anticipate a change in this policy in the foreseeable future. In addition, the payment of dividends is restricted under the terms of the Tender Agreement.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ NATIONAL MARKET LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Nasdaq National Market Listing and Exchange Act Registration. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued listing and may be delisted from Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares if, among other things, the number of holders of at least 100 Shares should fall below 400, the number of publicly held Shares (exclusive of holdings of officers, directors any other person who is the beneficial owner of more than 10% of the total Shares outstanding ("Nasdaq Excluded Holdings")) should fall below 750,000 or the aggregate market value of publicly held Shares (exclusive of Nasdaq Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, including the requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting.

     PURCHASER INTENDS TO SEEK TO CAUSE THE COMPANY TO APPLY FOR DELISTING OF THE SHARES FROM NASDAQ AND TERMINATE THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT AS SOON AFTER THE COMPLETION OF THE OFFER AS THE REQUIREMENTS FOR SUCH DELISTING AND TERMINATION ARE MET. IF REGISTRATION OF THE SHARES IS NOT TERMINATED PRIOR TO THE COMPULSORY ACQUISITION, THE REGISTRATION OF THE SHARES UNDER THE EXCHANGE ACT WILL BE TERMINATED FOLLOWING CONSUMMATION OF THE COMPULSORY ACQUISITION.

     Margin Regulations. The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such securities as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could not then be used as collateral for loans extended by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although none of Purchaser or the Dealer Managers have any knowledge that any such information is untrue, none of Purchaser or the Dealer Managers take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     The Company is an Israeli corporation with its principal executive offices located at Building 7, Atidim Industrial Park, Devora Hanevia Street, Tel Aviv, 61581, Israel. The Company's North American subsidiary is headquartered in Irvine, California. According to the Company's annual report on Form 20-F for the fiscal year ended December 31, 1997 (the "Company 20-F"), the Company provides integrated software solutions that allow Information Technology organizations to manage data center production flow end-to-end. The Company is also a leading provider of management solutions for the enterprise security marketplace and provides Information Technology organizations with solutions that address emerging production paradigms.

     The Company's products are sold directly through ten offices in the United States and Canada, one in Israel, one in Mexico, one in the U.K., and four regional offices in Australia and New Zealand. As of December 31, 1997, over 6,400 copies of the Company's products have been licensed to more than 2,150 organizations worldwide. The Company's products are also distributed through 18 independent distributors in 47 countries.

     The Company is subject to informational reporting requirements of the Exchange Act applicable to "foreign private issuers," and in accordance therewith files reports, including annual reports on Form 20-F, and other information with the Commission. Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries as of and for the fiscal years ended December 31, 1996, 1997 and 1998 and at December 31, 1997 and 1998. Such financial information as of or for the years ended December 31, 1996 and 1997 have been taken from the Company's 20-F, filed with the Commission on June 25, 1998. More comprehensive financial information for such periods is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

     The financial information set forth below as of and for the year ended December 31, 1998 are based on preliminary unaudited financial statements of the Company delivered to the Purchaser in connection with the Tender Agreement. THE COMPANY HAS ADVISED PURCHASER THAT SUCH 1998 FINANCIAL STATEMENTS ARE PRELIMINARY UNAUDITED DRAFTS SUBJECT TO CHANGE AND DO NOT REFLECT ANY MATTERS THAT MAY BE INCLUDED IN THE FOOTNOTES TO THE COMPANY'S FINANCIAL STATEMENTS.

                          NEW DIMENSION SOFTWARE LTD.
                      SELECTED CONSOLIDATED FINANCIAL DATA

  INCOME STATEMENT DATA

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1996          1997          1998
                                                        -----------   -----------   -----------
                                                              (U.S. DOLLARS IN THOUSANDS)
                                                                                    (UNAUDITED)
Revenues:
  Software Products...................................  $    26,921   $    42,901   $    63,671
  Maintenance Fees....................................       16,633        22,068        29,920
                                                        -----------   -----------   -----------
  Total Revenues......................................       43,554        64,969        93,591
                                                        -----------   -----------   -----------
Cost of Revenues
  Cost of Sales.......................................        4,386         4,940         7,200
  Cost of Maintenance.................................        6,772         8,689        10,365
Gross Profit..........................................       32,396        51,340        76,026
                                                        -----------   -----------   -----------
Other Expenses:
  Product Development net.............................        3,976         6,095         9,441
  Sales & Marketing net...............................       18,594        26,809        38,737
  General & Administrative............................        6,211         6,946         8,105
  Special Charges.....................................         (477)            0             0
                                                        -----------   -----------   -----------
  Total Other Expenses................................       28,304        39,850        56,283
                                                        -----------   -----------   -----------
Operating Income......................................        4,092        11,490        19,743
                                                        -----------   -----------   -----------
Financial Income net*.................................          891           958         3,285
Income before taxes on income.........................        4,983        12,448        23,028
Taxes on Income (tax benefit).........................         (469)        1,482         2,498
                                                        -----------   -----------   -----------
Net Income for the year...............................        5,452        10,966        20,530
                                                        -----------   -----------   -----------
Earnings per share: Basic**...........................  $      0.49   $      0.95   $      1.71
                                                        -----------   -----------   -----------
Earnings per share: Diluted**.........................  $      0.48   $      0.89   $      1.59
                                                        -----------   -----------   -----------
Weighted average number of Shares used to compute
  earnings per share -- Basic**.......................   11,152,736    11,530,139    11,984,139
                                                        -----------   -----------   -----------
Weighted average number of Shares used to Compute
  earnings per share: Diluted**.......................   11,477,088    12,329,052    12,861,383
                                                        -----------   -----------   -----------

---------------

*  Includes interest income less interest expense

** Certain prior year amounts were recomputed to conform to current year's presentation

BALANCE SHEET DATA:

                                                                      AT DECEMBER 31,
                                                              -------------------------------
                                                               1996      1997        1998
                                                              -------   -------   -----------
                                                                (U.S. DOLLARS IN THOUSANDS)
                                                                                  (UNAUDITED)
Working Capital.............................................  $13,061   $18,514    $ 37,948
Long-term Receivables, net..................................    5,756    18,252      29,367
Total Assets*...............................................   58,755    89,596     130,518
Short term debt including current maturities of long term
  debt......................................................      166        74          --
Long term debt net of current maturities....................       88        --          --
Long term deferred income...................................    4,088    14,947      22,266
Total Shareholders' equity..................................   29,966    43,155      65,584

---------------

* Certain prior year amounts were recomputed to conform to current year's presentation

     A copy of the Company's earnings release that includes certain unaudited financial information of the Company for the fourth quarter and year 1998 has been filed as an exhibit to the Schedule 14D-1 of which this Offer to Purchase is a part.

     Available Information. The Company is a foreign private issuer subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files annual reports and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. As a foreign private issuer, the Company is not required to file quarterly financial reports with the Commission, or to file proxy materials with the Commission. The Company's reports and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the Commission's prescribed fees by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Shares are traded on the Nasdaq National Market and certain reports and other information concerning the Company also can be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING PURCHASER

     Purchaser develops, markets and supports high-performance systems management software products that address customers' critical information technology operations. These products are designed to ensure that a customer's software applications and the databases and other software systems on which they run are available, perform optimally and can be recovered and restarted predictably after failure. Purchaser has historically concentrated on specialized high performance tools and utilities for large databases and operating systems and has more recently extended into the management of pre-packaged software planning applications that address the core business of businesses and organizations as well. Purchaser's products primarily address the IBM mainframe, sells and provides maintenance, enhancement and support services for its products. Purchaser's principal customers are large organizations that rely heavily on their computing systems. Many of Purchaser's customers are Fortune 1000 industrial and service corporations and similar organizations worldwide.

     Set forth below is certain selected consolidated financial information with respect to Purchaser and its subsidiaries as of and for the fiscal years ended March 31, 1996, 1997 and 1998 and for the nine months ended December 31, 1997 and 1998. Such financial information has been taken from the periodic reports and other documents filed by Purchaser with the Commission pursuant to the Exchange Act. More comprehensive financial information is included in such reports and other documents filed by Purchaser with the Commission and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein, which are incorporated herein by reference. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission and the Nasdaq National Market in the manner set forth below.

                               BMC SOFTWARE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                               NINE MONTHS
                                                                                  ENDED
                                            YEARS ENDED MARCH 31,             DECEMBER 31,
                                       --------------------------------   ---------------------
                                         1996       1997        1998        1997        1998
                                       --------   --------   ----------   --------   ----------
                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenue........................   469,906    611,788      788,153    557,433      744,910
Operating income.....................   159,017    230,005      241,725    152,212      283,259
Net earnings.........................   113,553    172,985      174,990    106,512      233,073
Basic earnings per share.............  $   0.55   $   0.83   $     0.86   $   0.51   $     1.08
Shares used in computing basic
  earnings per share.................   208,213    208,611      203,488    210,301      215,111
Diluted earnings per share...........  $   0.52   $   0.78   $     0.81   $   0.48   $     1.02
Shares used in computing diluted
  earnings per share.................   216,748    222,012      216,590    224,132      228,035
Dividends paid.......................     7,009      5,786        7,555      5,660           --
Dividends paid per share.............  $   0.03   $   0.03   $     0.03   $   0.02   $       --
Working capital......................    50,995     65,568       47,988    (66,912)      33,842
Total assets.........................   643,599    889,686    1,299,660    999,766    1,694,866

     Purchaser is subject to the informational filing requirements of the Exchange Act. In accordance therewith, Purchaser files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. Purchaser is required to disclose in such proxy statements certain information, as of particular dates, concerning Purchaser's directors and officers, their remuneration, stock options granted to them, the principal holders of Purchaser's securities and any material interest of such persons in transactions with Purchaser. Such reports, proxy statements and other information may be inspected and copied in the same manner as set forth for the Company in Section 8, and in addition may be obtained through the Commission's Internet site at http://www.sec.gov. Purchaser's common stock is listed on the Nasdaq National Market and certain reports, proxy statements and other information concerning Purchaser also can be inspected at the offices of the Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     A copy of this Offer to Purchase and certain of the agreements referred to herein are attached as exhibits to the Tender Offer Statement on Schedule 14D-1 dated March 11, 1999 (the "Schedule 14D-1"), which has been filed with the Commission by Purchaser in connection with the Offer. The Schedule 14D-1 and the exhibits thereto, along with such documents as may be filed by Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

     The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser is set forth on Schedule I.

     As a result of the options and irrevocable proxy granted to Purchaser under the Shareholder Agreements, Purchaser may be deemed to share voting and investment control over, and thus beneficially own, the Shares that are covered by such Shareholder Agreements, which represent in the aggregate 7,482,500 Shares or 61.0% of the issued and outstanding Shares as of the date of the Tender Agreement, based on information provided to Purchaser by the Company in the Tender Agreement. Purchaser disclaims beneficial ownership of such Shares. In addition, Purchaser has entered into an Agreement and Plan of Reorganization, dated as of October 31, 1998, among Boole, Purchaser and a subsidiary of Purchaser (the "Boole Merger Agreement"). Under the Boole Merger Agreement, upon satisfaction of the conditions to closing thereunder, including approval by the Boole shareholders, Boole will be acquired by Purchaser by means of a merger (the "Boole Merger"). The closing of the Boole Merger is expected to occur as soon as possible after receipt of Boole shareholder approval at a special meeting of Boole shareholders scheduled for March 30, 1999. Such closing will be subject to obtaining such approval and to certain other conditions, and no assurance can be given that such closing will occur. Boole has advised Purchaser that it owns an aggregate of 452,800 Shares, representing approximately 3.7% of the issued and outstanding Shares as of the date of the Tender Agreement. In the Tender Agreement, Purchaser has agreed to use its reasonable efforts to cause Boole to tender such Shares into the Offer. If the Boole Merger closes before the Offer expires, Purchaser will be deemed to own such shares.

     Except as set forth in this Offer to Purchase, neither Purchaser nor, to its knowledge any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company. Except as set forth in this Offer to Purchase, neither Purchaser nor, to its knowledge, any of their respective directors, executive officers or subsidiaries has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, (i) neither Purchaser nor, to its knowledge, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, or any of its subsidiaries or, to its knowledge any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

     THE OFFER IS NOT CONDITIONED ON FINANCING.

     The total amount of funds required by Purchaser to consummate the Offer (including cash payments related to the cancellation of outstanding Company Options) and the Compulsory Acquisition and to pay related fees and expenses is estimated to be approximately $700 million.

     The consideration for the Shares to be purchased pursuant to the Offer and the Compulsory Acquisition is expected to be funded from Purchaser's working capital and loans from U.S. banks. The Purchaser is currently negotiating with three major commercial banks (the "Proposed Lenders") to obtain a credit facility in an aggregate amount of $500,000,000 (the "Proposed Credit Facility"). On March 10, 1999, the Purchaser received commitments from each of the Proposed Lenders, copies of which are attached as an exhibit to the Schedule 14D-1. The following is a summary of the principal terms of the Proposed Credit Facility.

     The Proposed Credit Facility will consist of $500,000,000 of availability under: (a) a 364-day revolving credit facility for general corporate purposes, including the funding of the Offer, with renewal options by the Proposed Lenders and with a one-year option granted to the Purchaser, which will enable the Purchaser to convert the revolving loans into a one-year term loan, and (b) a competitive bid facility which will enable Purchaser to request bids from the Proposed Lenders for loans on a negotiated basis up to the existing availability under the Proposed Credit Facility. If Purchaser elects to convert revolving borrowings to a term loan, such term loan must be repaid within one year with interest payable at specified margin levels above LIBOR.

     Interest rates for loans under the Proposed Credit Facility are based upon a margin above LIBOR within current market parameters and certain financial ratios of the Purchaser.

     The Proposed Credit Facility will include, among others, covenants regarding the maintenance of: (a) at least $300,000,000 in cash and marketable securities by the Purchaser and (b) certain financial ratios.

     The Proposed Credit Facility requires the Purchaser to pay an arrangement fee on the aggregate commitment of the Proposed Lenders together with a facility fee (ranging from 10 to 20 basis points) on the drawn and undrawn portion of the aggregate commitments of the Proposed Lenders.

     The Proposed Credit Facility will also contain other typical and customary covenants usually found in commercial bank credit agreements as well as customary events of default.

     Any loans under the Proposed Credit Facility will be repaid over time from a variety of potential sources including, but not limited to funds generated internally by Purchaser and its subsidiaries.

     The Offer is not conditioned on consummation of the Proposed Credit
Facility.

11. BACKGROUND OF THE OFFER

     Set forth below is a description of the background of the Offer.

     On November 2, 1998, Purchaser announced the execution of the Boole Merger Agreement. Boole develops and markets enterprise automation software solutions for managing service levels in multivendor, distributed computing environments. Purchaser believes that its acquisition of Boole, which is subject to shareholder approval at a special meeting of the Boole shareholders scheduled for March 30, 1999, will allow Purchaser to provide a foundation for the next generation of the two companies' systems management software tools for mainframe and distributed information systems.

     While Purchaser has been aware of the Company for years, Purchaser began to focus on the Company and its software product offerings through the course of its negotiations with Boole. Boole has been the exclusive distributor of the Company's products in Europe since March 10, 1987 under an exclusive distribution agreement between the Company and Boole & Babbage Europe ("BBE"), an Irish corporation and Boole's European distribution subsidiary (the "Distribution Agreement"). The Distribution Agreement expires on December 31, 2000; however, announcement of the Boole Merger Agreement triggered an early termination right that allows the Company to terminate the Distribution Agreement prior to such expiration. Immediately following the announcement of the Merger Agreement, BBE's president, Han Bruggeling, arranged a meeting in Europe among Rick Gardner, Purchaser's Senior Vice President, Worldwide Sales & Marketing, and senior representatives of the Company. The meeting's purpose was to explore various possible strategic relationships among Purchaser, Boole and the Company, including extension or expansion of the distribution arrangement and Purchaser's acquisition of the Company.

     These discussions were continued in a meeting on November 24, 1998 at the Company's North American headquarters in Irvine, California, in which Purchaser's senior management reviewed the Company's operations, financial prospects and products. Following this meeting, the Company's Chief Executive Officer, Dan Barnea, met in Houston on November 25, 1998 with William Austin, Purchaser's Senior Vice President and Chief Financial Officer, to discuss the Company with him. Based on these discussions, Purchaser began its internal analysis of a possible business combination with the Company and requested additional information from the Company. On December 18, 1998, Purchaser and the Company signed a mutual nondisclosure agreement. Purchaser subsequently submitted its first request for due diligence information about the Company. Purchaser and the Company signed an additional nondisclosure agreement on January 6, 1999.

     On January 19 and 20, 1999 Purchaser's senior management met with the Company's senior management in San Francisco, California to review the requested information. Although this meeting was productive, Purchaser concluded that it required significant additional information before it could determine whether to proceed with negotiations to acquire the Company. Much of this information was financial and technical product information residing in Israel, so Purchaser arranged to send a team of senior management and technical personnel to the Company's headquarters in Tel Aviv.

     This team performed financial and technical due diligence at the Company's Tel Aviv headquarters on January 28, 29 and 31, 1999. The Company provided demonstrations of its software product offerings and technical support capabilities and discussed current and future research and development projects.

Additionally, the team reviewed financial results, financial reporting controls and practices, sales forecasts and other financial data. Following this trip, the team of senior management and technical personnel prepared a detailed analysis of the Company and of a business combination with Purchaser. Purchaser's senior management presented this analysis to Max Watson, Purchaser's Chairman, President and Chief Executive Officer, on February 12, 1999. Mr. Watson then called a meeting of Purchaser's board of directors to review the possible acquisition.

     Purchaser's board of directors met on February 17, 1999 at Purchaser's Houston, Texas headquarters. Following a presentation by Purchaser's senior management and Goldman, Sachs & Co., Purchaser's financial advisors, and detailed discussion of the possible acquisition, the board authorized Purchaser to proceed with negotiations to acquire the Company in a cash purchase transaction.

     Beginning on February 22, 1999, Purchaser, the Company and the two principal shareholders of the Company, Einav Computer Systems Ltd. and Yossie Hollander (the "Shareholders"), and the parties' legal counsel and financial advisors, engaged in negotiations concerning the Tender Agreement and the agreements related thereto, including amendments to the Distribution Agreement. These negotiations were conducted in New York, New York from February 22 through February 25, 1999 and were continued by telephone on a daily basis through March
7. Numerous important issues arose in the New York discussions, including Purchaser's requirement of general releases of certain threatened claims against the Company. Beginning in late February, the Company began to attempt to obtain these releases. During the week of February 22, 1999, Purchaser also began to negotiate employment agreements for the Company's Chief Executive Officer, Dan Barnea, and his senior executive team, to ensure their continued employment.

     On February 26, 1999 Purchaser's financial analyst traveled to Irvine, California to perform financial due diligence respecting the Company's North American operations and sales and licensing practices. On February 28, 1999, Purchaser's local counsel in Israel began its legal and financial due diligence review at the Company's principal headquarters in Tel Aviv. This local due diligence effort was extensive and was completed on March 7, 1999. On March 4, 1999, Purchaser's financial analyst, accompanied by legal counsel, traveled to Irvine, California to perform additional financial and legal due diligence respecting the Company's North American operations.

     On March 5, 1999, Purchaser's board of directors met to consider the proposed Tender Agreement, Shareholder Agreements, related agreements and the transactions described therein. At Purchaser's board meeting, Purchaser's senior management presented a financial and product review of the proposed acquisition and the final results of the due diligence review. Goldman, Sachs & Co. presented its financial analysis of the transaction, including a review of the proposed pricing. After reviewing the terms of the Tender Agreement and the related agreements, Purchaser's board of directors voted unanimously to approve the Tender Agreement, the related agreements and the transactions contemplated thereby. Purchaser's board of directors authorized the officers of Purchaser to finalize negotiations and execute the Tender Agreement and the related agreements within a specified price range.

     Purchaser and the Company reached agreement on the Tender Offer price of $52.50 on March 6, 1999.

     On March 7, 1999, Purchaser, the Company, and the Shareholders, in each case represented by their legal counsel, resolved all issues that remained outstanding.

     Also on March 7, 1999, the board of directors of the Company met and unanimously approved the Tender Agreement and related documents.

     The Tender Agreement and other related agreements were executed and delivered by the parties on March 7, 1999. Prior to the opening of the market on March 8, 1999, Purchaser issued a press release announcing the execution of the Tender Agreement.

12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; TENDER AGREEMENT; SHAREHOLDER AGREEMENTS; OTHER AGREEMENTS; RELATED MATTERS

  Purpose of the Offer; Plans for the Company

     The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Offer is to acquire all Shares not beneficially owned by Purchaser and its subsidiaries following consummation of the Offer, or at least enough Shares to complete the Compulsory Acquisition. Upon the consummation of the Offer and the Compulsory Acquisition, the Company will become a direct wholly owned subsidiary of Purchaser.

     The acquisition of Shares not owned by Purchaser and its subsidiaries has been structured as a cash tender offer in order to (i) effect a prompt and orderly transfer of the Company from its shareholders to Purchaser and (ii) provide shareholders with cash for all of their Shares at a price in excess of the market price of the Shares on the date hereof. Because the offer contains the 90% Condition, it will not succeed unless the holders of at least 90% of the Shares unaffiliated with Purchaser tender their Shares.

     Upon consummation of the Offer and Compulsory Acquisition, the Company will become a privately held corporation. Accordingly, shareholders will not have the opportunity to participate directly in earnings and growth of the Company after the consummation of the Offer and will not have any right to vote on corporate matters.

     Purchaser intends, from time to time after the consummation of the Offer, to evaluate the business and operations of the Company and will take such actions as it deems appropriate under the circumstances then existing. Purchaser intends to seek additional information about the Company during the pendency of the Offer. Thereafter, Purchaser intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to maximizing the Company's potential in conjunction with Purchaser's businesses.

     Except as indicated in this Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

     Purchaser reserves the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares beneficially acquired by Purchaser.

TENDER AGREEMENT

     The following is a summary of the material terms of the Share Purchase and Tender Agreement, dated as of March 7, 1999, by and between Purchaser and Company (the "Tender Agreement"). This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Tender Agreement may be examined, and copies thereof may be obtained, as set forth in Section 9 above.

     The Offer. The Tender Agreement provides that as promptly as practicable (but in no event later than five business days following the public announcement of the execution of the Tender Agreement), Purchaser is required to commence the Offer. If, between the date of the Tender Agreement and the date on which Shares are accepted for payment pursuant to the Offer (the "Closing Date"), the Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, the Offer Price will be adjusted accordingly.

     Under the Tender Agreement, Purchaser has expressly reserved the right to amend or modify the terms of the Offer at any time prior to acceptance of Shares for payment pursuant to the Offer. However, without the prior written consent of the Company, Purchaser may not (i) decrease or change the form of the Offer Price, (ii) impose additional conditions to the Offer,
(iii) change the conditions to the Offer (except that Purchaser in its sole discretion may waive any of the conditions to the Offer), or (iv) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares.

     The Tender Agreement provides that Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions to the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after expiration of the Offer. The Offer shall be open for an initial period of 20 business days from the date of commencement; provided that, Purchaser may, in accordance with applicable law, extend the Offer if the conditions to the Offer have not been satisfied. As long as the Company or its board of directors shall not have asserted any of their rights described below under "Acquisition Proposals; Fiduciary Exceptions," Purchaser shall at the request of the Company extend the Offer if at any scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to purchase Shares shall not be satisfied; provided, however, that Purchaser shall not be required to extend the Offer beyond July 12, 1999.

     The Company has agreed that no Shares held by the Company will be tendered to Purchaser pursuant to the Offer. However, Shares held beneficially or of record by any plan, program or arrangement sponsored or maintained for the benefit of employees of the Company shall not be deemed to be held by the Company, regardless of whether the Company has, directly or indirectly, the power to vote or control the disposition of such Shares. The obligations of Purchaser to commence the Offer and to accept for payment and to pay for Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Section 14.

     Company Action; Recommendation of Board of Directors. In executing the Tender Agreement, the Company consented to the Offer and represented and warranted that its board of directors has (a) unanimously determined as of the date of the Tender Agreement that the Offer is fair to and in the best interests of the shareholders of the Company and (b) resolved, subject to the directors of the Company not having the right to tender their Shares or the right to receive any compensation for services provided to the Company pursuant to the Director Releases (as described below under "Director Releases"), unless the Company's shareholders shall have approved such right as set forth in the following paragraph, to recommend acceptance of the Offer and approval by the shareholders of the matters to be presented at the Special Meeting described below. The Tender Agreement provides that directors of the Company will not have the right to tender their Shares in the Offer nor to receive compensation from the Company pursuant to the Director Releases unless the Company's Shareholders have approved such right and such compensation as more fully described below in "--Special Meeting; Shareholder Approval."

     Special Meeting; Shareholder Approval. In accordance with the Tender Agreement, the Company has agreed to hold a Special Meeting for purposes of approving: (i) the right of certain directors of the Company to sell their Shares to Purchaser pursuant to the Offer, (ii) the right of certain directors of the Company to receive compensation from the Company against a release of such directors' claim regarding an alleged promise by the Company to issue such directors stock options, (iii) a Settlement and Release Agreement, dated as of March 7, 1999, among the Company, the Principal Shareholders and certain directors, and (iv) by special resolution, an amendment to the Company's Articles of Association to provide that the holders of at least 60% of the issued and outstanding Shares of the Company shall be entitled to appoint and remove any and all members of the board of directors of the Company, by means of a written notice signed by such shareholders to the Company (collectively, the "Shareholder Approvals"). All resolutions, other than the special resolution in
(iv) above, require a majority of the Shares present and voting at the Special Meeting. The special resolution requires 75% of the Shares present and voting at the Special Meeting. The Company's board of directors has recommended that shareholders give the Shareholder Approvals at the Special Meeting. Receipt of the Shareholder Approvals is a condition to the Offer.

     Board of Directors. Subject to obtaining the Shareholder Approvals, promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares representing at least 60% of the outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate the entire Board of Directors of the

Company, and the Company shall, upon request of Purchaser, take all actions necessary to enable such Purchaser designees to be so elected or appointed.

     Options and Other Purchase Rights. The Tender Agreement provides that the Company will use its best efforts to obtain from each holder of options ("Company Options") granted under the stock option plans of the Company or any subsidiary of the Company ("Company Option Plans") an agreement pursuant to which the Company will cancel such Company Options and make the payments described below. On the Closing Date, each Company Option for which an agreement from the holder thereof has been obtained that is outstanding immediately prior to the Closing Date, whether or not then exercisable or vested, will be canceled by the Company effective on the Closing Date, and the holders thereof shall be entitled to receive, for each Share subject to such Company Option, in settlement and cancellation thereof, an amount in cash equal to the positive difference, if any, between the Offer Price and the exercise price per share of such Company Option, which amount shall be paid by the Company at the time the Company Option is canceled; provided, however, that for purposes of calculating the amount of cash to be paid in respect of the cancellation of Company Options that are options to purchase shares of EagleEye Control Software Ltd. (a subsidiary of the Company) capital stock rather than Shares of the Company, the Offer Price used in the foregoing calculation shall be multiplied by 9.085. All applicable withholding taxes attributable to such payments or to related distributions shall be deducted from the amounts payable to option holders and all such taxes attributable to the cancellation of Company Options shall be withheld from the proceeds received by holders of Company Options in connection with their cancellation.

     To the extent permitted by the Company Option Plans, the Company Option Plans will terminate on the Closing Date and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company shall be canceled as of the Closing Date. Purchaser shall make available to the Company all funds required to make the payments to the holders of Company Options as set forth above.

     Compulsory Acquisition. The Tender Agreement provides that if Purchaser is successful in acquiring pursuant to the Offer at least 90% of the Shares not owned by Purchaser or its subsidiaries within four months after the date the Offer commences (the "Initial Period"), Purchaser shall, pursuant to Section 236 of the Companies Ordinance, declare by notice to the remaining shareholders (the "Notice of Acquisition") that it is unilaterally acquiring (the "Compulsory Acquisition") the remaining Shares not yet held by it on the same terms as those set forth in the Offer. The Notice of Acquisition will be delivered at any time during the two month period following the Initial Period. The Offer will serve as a "Plan" or "Contract" under Section 236 of the Companies Ordinance.

     Reservation of Right to Revise Structure. At Purchaser's election, the Offer may alternatively be structured so that the issued and outstanding Shares transferred to Purchaser shall be transferred to a newly formed, wholly owned subsidiary of Purchaser, provided that no such change shall alter or change the Offer Price.

     Representations and Warranties. The Tender Agreement contains customary representations and warranties of the parties thereto. These representations and warranties expire on the Closing Date.

     Conduct of Business Pending the Effective Time. The Company has agreed that from the date of the Tender Agreement until the Effective Time, the Company shall, and shall cause its subsidiaries to (except as otherwise required or contemplated by the Tender Agreement and the schedules thereto or as required by applicable law): (i) use all commercially reasonable efforts to conduct its business and the business of its subsidiaries in all material respects only in the ordinary course of business and consistent with past practice; (ii) not amend its Articles of Association or Memorandum of Association or other organizational or governing documents or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock;
(iii) not issue, grant, sell or pledge or agree or authorize the issuance, grant, sale or pledge of any shares of, or rights of any kind to acquire any shares of, its capital stock other than Shares issuable upon the exercise of stock options outstanding on the date of the Tender Agreement; (iv) not acquire, sell, transfer, lease or encumber any material assets except in the ordinary course of business and consistent with past practice; (v) use all commercially reasonable efforts to preserve intact its business organizations and the business organizations of its subsidiaries, and to keep available the services of its present key officers and employees; provided, however, that the Company shall not be required to make any payments or enter into or amend any contractual arrangements or understandings, except in the ordinary course of business and consistent with past practice and provided further that the foregoing shall not restrict the Company in any way from terminating the employment of its employees, other than its present key officers and employees;
(vi) not adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, amalgamation, merger, restructuring or recapitalization of the Company or any of it subsidiaries; (vii) not grant any severance or termination pay (otherwise than pursuant to policies in effect on the date of the Tender Agreement) to, or enter into any employment agreement with, any of its executive officers or directors; (viii) not, except in the ordinary course of business consistent with past practice or pursuant to obligations imposed by collective bargaining agreements, increase the compensation payable or to become payable to its officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees or any director, officer or other employee of its subsidiaries, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement or Company Plan (as defined in the Tender Agreement), except as required by applicable law, including any obligation to engage in good faith collective bargaining, to maintain tax-qualified status or as may be required by any Company Plan as of the date of the Tender Agreement;
(ix) not settle or compromise any material claims or litigation or, except in the ordinary course of business, modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, or make any payment, direct or indirect, of any material liability before the same becomes due and payable in accordance with its terms; (x) not take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice with respect to accounting policies or procedures (including tax accounting policies and procedures), except as may be required by the Commission or the Financial Accounting Standards Board; (xi) not make any material tax election or permit any material insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary course of business consistent with past practice; (xii) not incur or pay or agree to pay transaction and/or finder's fees in excess of those disclosed to Purchaser in the Tender Agreement; (xiii) not amend the Director Releases or incur or pay or agree to pay any amount in excess of $7.5 million (including all legal fees and other expenses of such directors) in the aggregate plus value added tax as prescribed by law against a duly issued value added tax invoice, and including any amounts required to be withheld pursuant to applicable tax regulations, pursuant to the Director Releases; and (xiv) not authorize or enter into an agreement to do any of the foregoing.

     Access; Confidentiality. The Tender Agreement provides that, from the date of the Tender Agreement until the Closing Date, the Company shall, subject to certain restrictions, give Purchaser and its authorized representatives access to its officers or other representatives, properties, books and records, and shall furnish Purchaser and its authorized representatives with such financial and operating data and other information concerning the business and properties of the Company as Purchaser may from time to time reasonably request, subject to such information being held subject to the provisions of the Confidentiality Agreement described below under "Confidentiality Agreement."

     Non-Solicitation. The Tender Agreement provides that, without the prior written consent of the other party, neither Purchaser nor the Company, will for a period of one year from the date of the Tender Agreement, solicit or cause to be solicited the employment of any person who is employed by the other during such time, subject to certain limited exceptions set forth in the Tender Agreement.

     Cooperation. In the Tender Agreement, Purchaser and Company have generally agreed to use reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the transactions contemplated by the Tender Agreement as soon as practicable, including the cooperating and providing each other information with respect to the various regulatory or other filings or applications in the United States and Israel required in connection with the Offer and, in the event and to the extent required, amending the Tender Agreement so that the Tender Agreement and the Offer complies with applicable law.

     Acquisition Proposals; Fiduciary Exceptions. The Tender Agreement provides that, except as set forth in the following paragraph, the Company will not (and shall not permit any of its subsidiaries to, and shall use its best efforts to cause its officers, directors and employees and any investment banker, attorney, accountant, or other agent retained by it or any of its subsidiaries not to) directly or indirectly (i) solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information) any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition or purchase by a third party (other than Purchaser or an affiliate of Purchaser) of a substantial amount of assets of, or any equity interest in, the Company or any merger, consolidation, business combination, sale of securities, recapitalization, liquidation, dissolution or similar transaction involving the Company (collectively, "Company Transaction Proposals") or agree to or endorse any Company Transaction Proposal or (ii) propose, enter into or participate in any discussions or negotiations regarding any Company Transaction Proposal, or furnish to another person (other than Purchaser or a representative of Purchaser) any information with respect to its business, properties or assets for the purpose of facilitating any Company Transaction Proposal. The Company has also agreed that, except as set forth in the following paragraph, its board of directors will not change its recommendation of the Offer discussed under the heading "Company Action; Recommendation of board of directors" above.

     The Tender Agreement provides that neither the foregoing provisions or any other provision in Tender Agreement shall prohibit the Company from (i) furnishing information pursuant to an appropriate confidentiality letter concerning the Company and its businesses, properties or assets to a third party who has made a Superior Proposal (as defined below), (ii) engaging in discussions or negotiations with a third party who has made a Superior Proposal or (iii) following receipt of a Superior Proposal, taking and disclosing to its shareholders a position (including a positive recommendation) with respect thereto or changing, withdrawing or withholding the approval or recommendation by the Company's board of directors of the Offer, but in each case referred to in the foregoing clauses (i) through (iii) only after the board of directors of the Company concludes in good faith following advice of its independent counsel, evidenced by a written opinion, that such action is necessary in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's shareholders under applicable Israeli law. If the board of directors of the Company receives a Company Transaction Proposal, then the Company shall immediately inform Purchaser of the terms and conditions of such proposal and the identity of the person making it and shall keep Purchaser fully informed of the status and details of any such Company Transaction Proposal and of all steps it is taking in response to such Company Transaction Proposal. "Superior Proposal" is defined to mean a bona fide Company Transaction Proposal that the board of directors of the Company determines in good faith after consultation with (and based in part on the advice of) its independent financial advisors to be more favorable to the Company and the Company's shareholders than the Offer, which Company Transaction Proposal is not subject to any material contingencies relating to financing.

     Break-Up Fee. The Tender Agreement provides that if (i) the Tender Agreement is terminated by Purchaser or the Company as a result of the Company withdrawing, withholding or modifying in a manner adverse to Purchaser its approval of this the Tender Agreement or the Offer, or (ii) (A) prior to the Closing Date, there is publicly announced by a third party (other than Purchaser or an affiliate of Purchaser) a proposal for an Alternative Company Transaction (as defined below); (B) the Offer is terminated or expires as a result of the failure of a condition to the consummation of the Tender Agreement; and (C) either the Company's board of directors recommends or approves an acquisition agreement which provides for an Alternative Company Transaction or an Alternative Company Transaction is consummated, in each case with any third party which after the date of the Tender Agreement and before termination of the Tender Agreement has publicly announced a proposal for Alternative Company Transaction, in either case prior to twelve months after the date of termination of the Tender Agreement, then, in any such event (unless the Tender Agreement has been terminated by the Company as a result of a breach of the agreement by Purchaser), the Company shall pay to Purchaser simultaneously with termination by the Purchaser in the case of the occurrence of any of the events specified in clause (i) above, and immediately upon the first to occur of the entering into an agreement providing for, or the consummation of, an Alternative Company Transaction in the case of clause (ii) above (by wire transfer of immediately available funds to an account designated by Purchaser for such purpose), a fee (the "Break-Up Fee") in an amount equal to $25.0 million.

     The term "Alternative Company Transaction" means any transaction pursuant to which (i) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Purchaser or any affiliate of Purchaser) (each, a "Third Party") acquires 50% or more of the outstanding Shares, (ii) a Third Party acquires 25% or more of the total assets of the Company taken as a whole,
(iii) a Third Party merges, consolidates or combines in any other way with the Company other than in a transaction in which holders of Shares continue to own at least 75% of the equity of the surviving corporation, or (iv) the Company distributes or transfers to its shareholders, by dividend or otherwise, assets (including stock of any subsidiary) constituting 25% or more of the market value or earning power of the Company on a consolidated basis.

     Indemnification. The Tender Agreement provides that, from the Closing Date through the later of (i) the sixth anniversary of the Closing Date and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Purchaser will indemnify and hold harmless each present and former director and officer of the Company and its subsidiaries against liabilities (including fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring on or prior to the Closing Date, whether asserted or claimed prior to, on or after the Closing Date, to the fullest extent that the Company or such subsidiary would have been permitted, under applicable law, indemnification agreements existing on the date hereof, the Articles of Association or Memorandum of Association of the Company or such subsidiary in effect on the date of the Tender Agreement, to indemnify such Person.

     Purchaser Benefit Plans. The Tender Agreement provides that, following the Closing Date, Purchaser shall cause the Company to provide to persons who were employees of the Company or any of its subsidiaries prior to the Closing Date (the "Company Personnel") employee benefit plans, programs and arrangements (the "Purchaser Plans") which in the aggregate are substantially comparable to those employee benefit plans, programs and arrangements generally provided to similarly situated employees of Purchaser from time to time. Following the Closing Date, Purchaser shall cause the Purchaser Plans to recognize any prior accrued service, compensation credit, credit toward satisfying deductible expense requirements, out-of-pocket expense limits and maximum lifetime benefit limits of such Company Personnel and/or such Company Personnel's eligible dependents, to the extent such prior service, credits and limits were recognized under the comparable employee benefit plans, programs or arrangements of the Company on the Closing Date, for all purposes under the Purchaser Plans (including, but not limited to, participation, eligibility, vesting and the calculation of benefits), and Purchaser shall cause the Purchaser Plans to waive any preexisting condition, exclusion or limitation under any such Plan to the extent such condition, exclusion or limitation would be covered by the comparable plan, program or arrangement of the Company on the Closing Date. Each of the employment agreements, the employment security agreements and severance agreements for the benefit of Company Personnel identified in the Company's disclosure schedule related to the Tender Agreement shall be continued by the Company at the Closing Date on the same terms and subject to the same conditions as in effect under such agreements immediately prior to the Closing Date.

     Purchaser Stock Options. The Tender Agreement provides that, immediately after the Closing Date, Purchaser will issue, to senior management and key employees of the Company, as shall be mutually agreed between the senior officers of the Company and Purchaser, stock options to purchase 500,000 shares of Purchaser common stock under its stock option plan, vesting ratably over five years, under agreements in customary form utilized for Purchaser's employees.

     Post-Closing Operations. In the Tender Agreement, Purchaser expressed its intent that, following the Closing Date, the Company will continue as a legal entity, with the same name, engaged in the development, production, marketing and distribution of the software products of the Company and that the business operations and facilities of the Company (including its research and development activities) will remain in Israel.

     Termination. The Tender Agreement may be terminated and the Offer may be abandoned at any time, prior to the Closing Date:

          (a) by mutual written consent of the Company and Purchaser;

          (b) by either the Company or Purchaser, if the Closing Date shall not have occurred on or before September 12, 1999; provided, that either the Company or the Purchaser may terminate the Tender Agreement if (i) the Closing Date shall not have occurred on or before July 12, 1999, and (ii) within 10 days of expiration of the initial Offer hereunder, Purchaser has not elected to commence a new Offer pursuant to provision described below under "Commencement of a New Offer"; and provided, further that the foregoing right to terminate the Tender Agreement shall not be available to any party whose misrepresentation in the Tender Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under the Tender Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before the applicable dates specified above;

          (c) by either the Company or Purchaser, if any federal or state court of competent jurisdiction or other federal or state governmental or regulatory body shall have issued any judgment, injunction, order or decree prohibiting, enjoining or otherwise restraining the transactions contemplated by the Tender Agreement and such judgment, injunction, order or decree shall have become final and nonappealable (provided that the party seeking to terminate the Tender Agreement pursuant to this provision shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree) or if any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of the Tender Agreement which prohibits the consummation of the Offer shall be in effect;

          (d) by the Company, if (i) Purchaser fails to commence the Offer as provided in the Tender Agreement other than as a result of any action by the Company in violation of the Tender Agreement, (ii) the Offer expires or is terminated without any Shares being purchased thereunder and Purchaser does not elect to commence a new Offer pursuant to the provision described below under "Commencement of a New Offer" or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms and conditions of the Offer or the Tender Agreement;

          (e) by Purchaser, if (i) the Offer is not commenced as provided in the Tender Agreement directly as a result of actions or inaction by the Company in violation of the Tender Agreement, (ii) the Company's board of directors shall have withdrawn, withheld or modified in a manner adverse to Purchaser its approval of the Tender Agreement or the Offer or (iii) the Offer is terminated or expires as a result of the failure of a condition specified to the Offer without the purchase of any Shares thereunder, unless such termination or expiration has been caused by or resulted from the failure of Purchaser to perform any covenants and agreements of Purchaser contained in this Agreement;

          (f) by the Company, if its board of directors shall have withdrawn, withheld or modified in a manner adverse to Purchaser its approval of the Tender Agreement or the Offer in accordance with the provisions described above under "Acquisition Proposals; Fiduciary Exceptions" and paid to Purchaser the Break-Up Fee described above under "Break-Up Fee";

          (g) by Purchaser, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of the Company, which is incurable or which is not cured after thirty days' written notice by Purchaser to the Company; or

          (h) by the Company, if there shall have been a material breach of any representation, warranty or material covenant or agreement on the part of Purchaser, which is incurable or which is not cured after thirty days' written notice by the Company to Purchaser.

     Fees and Expenses. Whether or not the Offer is consummated, all costs and expenses incurred in connection with the Tender Agreement and the transactions contemplated thereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense.

     Conditions to the Offer. The Tender Agreement provides that the Offer shall only be conditioned on satisfaction of the conditions set forth in Section 14 hereof.

     Survival. None of the representations, warranties, covenants or agreements contained in the Tender Agreement or in any certificate or other instrument delivered pursuant thereto will survive the Closing Date, except for the covenants and agreements described above under "Indemnification and Insurance," "Company Plans," and "Purchaser Stock Options."

     Commencement of a New Offer. The Tender Agreement provides that in the event the original Offer expires as a result of any or all of the conditions to the Offer set forth in paragraphs (1), (2), (3), (4), (5), (6)(a) and (6)(b) of in Section 14 hereof not being been fulfilled, Purchaser shall have the right to commence a new Offer within 10 days of such expiration. Such new Offer shall be conducted on the same terms as the original Offer, and the terms of the Tender Agreement shall in all respects apply to such new Offer in the same manner as it applied to the original Offer except where the context indicates otherwise.

SHAREHOLDER AGREEMENTS

     Concurrently with execution of the Tender Agreement, Purchaser has also entered into shareholder agreements with (i) Yossie Hollander and (ii) with Roni
A. Einav, Dalia Prashker and Einav Computer Systems (each a "Principal Shareholder" and collectively, the "Principal Shareholders"), each dated as of March 7, 1999 (the "Shareholder Agreements"). Einav Computer Systems is an Israeli corporation owned by Roni A. Einav and Dalia Prashker. As of the date of the Shareholder Agreements, Yossie Hollander held an aggregate of 3,741,250 Shares and no Company Options; Einav Computer Systems held an aggregate of 3,741,250 Shares; Roni A. Einav held an aggregate of 23,000 Company Options and Dalia Prashker held no Company Options. The aggregate number of Shares covered by the Shareholder Agreements, as of the date thereof, was 7,482,500 Shares, or 61.0% of the issued and outstanding Shares as of such date (in each case excluding Shares issuable upon exercise of the foregoing Company Options).

     The following is a summary of the material terms of such Shareholder Agreements. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Shareholder Agreements may be examined, and copies thereof may be obtained, as set forth in Section 9 above.

     Agreement to Tender Shares. The Shareholder Agreements provide that each Principal Shareholder will (i) tender all of such Principal Shareholder's Applicable Shares (as defined below) into the Offer promptly, and in any event no later than the third business day following the commencement of the Offer, and (ii) not withdraw any Applicable Shares so tendered prior to the Offer Termination Date (as defined below).

     As used in the Shareholders Agreements:

          "Applicable Shares" means all Shares that are beneficially owned (as defined in the Shareholders Agreements) by the Principal Shareholder or that become beneficially owned by the Principal Shareholder prior to the Termination Date;

          "Offer Termination Date" means the date the Offer terminates or expires without the purchase of Shares thereunder; provided, however, that if Purchaser initiates a new Offer under the terms of the Tender Agreement on or before midnight, central time in the United States on the 10th day following such date, the Offer Termination Date shall mean the date such subsequent Offer terminates or expires without the purchase of Shares thereunder; provided, however, that the Offer Termination Date will not be later than the date of termination of the Tender Agreement; and

          "Termination Date" means the date ending on the first to occur of: (1) the Closing Date under the Offer; (2) the Offer Termination Date; or (3) midnight, central time in the United States, on the date all of the conditions to the Offer set forth in Section 14 of this Offer to Purchase have been satisfied, except for the conditions set forth in paragraphs
     (6)(d)(ii) or (6)(e) of Section 14, and Purchaser elects to terminate the Tender Agreement without the purchase of Shares thereunder; provided, however, that, notwithstanding subparagraphs (2) and (3) above, if after the date of the Shareholder Agreements (x) any person, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act) (other than the Purchaser or any affiliate of Purchaser) acquires more than 5% or more of the outstanding Shares and fails to tender such Shares in the Offer and continues to hold such Shares and the Offer is terminated as a result of the failure of the 90% Condition to be satisfied, the Termination Date shall be the date 150 days after the Offer Termination Date, or (y) there is a public announcement of, or the disclosure to the management, board of directors, shareholders or advisors of the Company of, a Company Transaction Proposal, and the board of directors of the Company rejects such Company Transaction Proposal and continues to recommend the Offer and the Offer is terminated as a result of the failure of the 90% Condition to be satisfied, the Termination Date shall be the date 120 days after the Offer Termination Date, or (z) there is a public announcement of, or the disclosure to the management, board of directors, shareholders or advisors of the Company of, a Company Transaction Proposal, and the board of directors of the Company withdraws, withholds or modifies in a manner adverse to Purchaser its approval of the Tender Agreement or the Offer pursuant to the applicable provisions of the Tender Agreement, and the Offer is terminated as a result of the failure of the 90% Condition to be satisfied, the Termination Date shall be the date 150 days after the Offer Termination Date.

     In addition, the Shareholder Agreements provide that in the event that (i) the 90 % Condition is not satisfied, (ii) Purchaser notifies the Principal Shareholder that Purchaser is prepared to close the Offer but for the fact that the 90 % Condition is not satisfied, and (iii) the tender by the Principal Shareholder of the Shares underlying such Principal Shareholder's Company Options, either alone or when aggregated with other Company Options, would cause the 90% Condition to be satisfied, then such Principal Shareholder hereby agrees that, at any time prior to the Termination Date, immediately upon the request of Purchaser, such Principal Shareholder shall exercise all Company Options beneficially owned by such Principal Shareholder and immediately tender the Shares received upon such exercise into the Offer (and not withdraw such Shares so tendered). The Shareholder Agreements provide that Purchaser will advance to the Principal Shareholders the funds necessary to pay the exercise price of such Company Options, and the Principal Shareholders shall repay Purchaser the amount of such advance, without interest, immediately upon receipt of the Offer Price by such Principal Shareholder for the Shares received upon such exercise. Except as may be required by the foregoing, the Principal Shareholders have agreed not to exercise any Company Options owned by them.

     Option to Purchase Shares. Pursuant to the Shareholders Agreements, each Principal Shareholder has granted Purchaser an irrevocable option (the "Purchase Options") to purchase any or all of such Principal Shareholder's Applicable Shares at the Offer Price (as such may be increased in connection with the Offer), subject to the terms of the Shareholder Agreements. The Purchase Options may be exercised in whole at any time, and in part from time to time, from and after the Offer Termination Date and ending as of the Termination Date; provided, however, that each Purchase Option must be exercised in a proportionate amount among the Principal Shareholders with the other Purchase Options.

     Voting Matters. The Shareholder Agreements provide that until the Termination Date, at any meeting of the holders of Shares however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Principal Shareholders shall vote (or cause to be voted) their issued and outstanding Applicable Shares: (i) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other material obligation or agreement of Company under the Tender Agreement or the Shareholder Agreements; (ii) against the following actions (other than the transactions contemplated by the Tender Agreement): (A) any Company Transaction Proposal, and (B) to the extent that such (1) are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, or materially adversely affect the Offer, or the transactions contemplated by the Tender Agreement or the Shareholder Agreements or (2) are intended to, or could reasonably be expected to, implement or lead to any Company Transaction Proposal: (x) any change in a majority of the persons who constitute the board of directors of Company; (y) any change in the capitalization of Company or any amendment of Company's Memorandum and Articles of Association (other than as expressly contemplated by the Tender Agreement); or (z) any other material change in Company's corporate structure or business; and (iii) for the proposals required under the Tender Agreement to be presented at the Special Meeting and any and all other matters contemplated by the Tender Agreement and presented at the Special Meeting. In addition, each Principal Shareholder has granted to Purchaser (or its nominees) an irrevocable proxy and attorney-in-fact (with full power of substitution), until the Termination Date, to vote its Applicable Shares, or to grant a consent or approval in respect of its Applicable Shares on any and all matters relating to the Tender Agreement, the Offer or any Company Transaction Proposal. Each Principal Shareholder has further agreed, until the Termination Date, not to take any action (including the tender of any Shares) that could reasonably be expected to, implement or lead to any Company Transaction Proposal.

     Capture Provisions. The Shareholder Agreements provide that, in the event the Applicable Shares of a Principal Shareholder are sold, transferred, exchanged, canceled or disposed of in connection with or as a result of any Company Transaction Proposal that is in existence on, or that has been otherwise made prior to the Termination Date (an "Alternative Disposition") then, within five business days after the closing of such Alternative Disposition, such Principal Shareholder shall tender and pay to, or shall cause to be tendered and paid to, Purchaser (or its designee), in immediately available funds, the Profit realized from such Alternative Disposition, less any withholdings. For the purposes of the foregoing, "Profit" means an amount equal to the excess, if any, of (a) the per Share value of all consideration received in connection with an Alternative Disposition (valued and determined as set forth in the Shareholder Agreements) over (b) the Offer Price, multiplied by Principal Shareholder's Applicable Shares sold, transferred, exchanged, canceled or disposed of in such Alternative Disposition.

     Release Provisions. The Shareholder Agreements include an unconditional release by each Principal Shareholder of all claims, demands, liabilities, responsibilities, disputes, causes of action and similar matters of such Principal Shareholder against the Company and its subsidiaries, subject to certain exceptions relating to breaches of the Shareholder Agreements or the Tender Agreement.

     Escrow Agreements. In connection with the execution by Purchaser and the Principal Shareholders of the Shareholder Agreements, each Principal Shareholder has executed an Escrow Agreement pursuant to which such Principal Shareholder has agreed that the Applicable Shares owned by such Principal Shareholder (with certain exceptions in the case of Mr. Hollander) and any Shares issuable to such Principal Shareholder upon exercise of Company Options shall be placed with an escrow agent within five business days after the date of the Shareholder Agreements, to be disbursed in accordance with the provisions of the Shareholder Agreement.

DIRECTOR RELEASES

     To resolve certain claims by Yehuda Kahane, Nahum Rozman and Eli Talmor, each of whom is a director of the Company, that the Company owed such directors compensation relating to past services, in connection with the execution of the Tender Agreement, Purchaser required the Company to obtain general releases (each a "Director Release" and collectively, the "Director Releases") from each such individual. Pursuant to the Director Releases, the Company has agreed to make a cash payment, immediately prior to the Closing Date, in an aggregate amount of $7,500,000 (plus value added tax as prescribed by law against a duly issued value added tax invoice) less any amounts required to be withheld under applicable tax law, in full satisfaction of the release by all of such directors of any and all claims, demands, liabilities, responsibilities, disputes, causes of action and similar matters (whether relating to compensation or otherwise) held by such directors against the Company or its subsidiaries. The $7,500,000 payment will be allocated among the directors as they determine.

     The foregoing is a summary of the material terms of the Director Releases. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a form of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Director Releases may be examined, and copies thereof may be obtained, as set forth in Section 9 above.

CONFIDENTIALITY AGREEMENT

     The Confidentiality Agreement dated January 6, 1999 between the Company and the Purchaser (the "Confidentiality Agreement") contains customary provisions pursuant to which, among other things, Purchaser has agreed, subject to certain exceptions, to keep confidential for a period of two years all financial, technical, commercial or other information concerning the Company which is furnished to Purchaser by or on behalf of the Company (the "Confidential Information"), and to use the Confidential Information solely for the purpose of evaluating a possible business transaction involving the Company and Purchaser.

     Pursuant to the Confidentiality Agreement, Purchaser has agreed that the Confidential Information shall not be used for competitive purposes and that, prior to the earlier of 18 months from the date of the Confidentiality Agreement and the consummation of a business transaction between the Company and Purchaser, Purchaser will not knowingly solicit any employee of the Company for employment (with certain exceptions). The Confidentiality Agreement also provides that the parties will not disclose to any person that any negotiations have occurred concerning a possible transaction.

AGREEMENTS RELATING TO BOOLE & BABBAGE DISTRIBUTION AGREEMENT

     As an inducement to Purchaser entering into the Tender Agreement and consummating the transactions contemplated thereby, concurrently with the execution and deliver of the Tender Agreement, the Company agreed to amend the Distribution Agreement between the Company and BBE, its European distributor. Purchaser is currently in the process of acquiring Boole, the parent company of BBE. The Amendment excludes the Offer from the provisions of the Distribution Agreement which provide that a change of control of the Company would result in the right by BBE to terminate the Distribution Agreement and receive a termination payment from the Company. In addition, the Company executed a side letter (the "Side Letter") which provides that the Company will not exercise its right to terminate the Distribution Agreement by reason of Purchaser's acquisition of Boole until April 10, 1999. The Side Letter further provides that, upon completion of the acquisition of Boole by Purchaser, the Company and BBE will enter into a fourth amendment of the Distribution Agreement, which will provide for the extension of the period during which the Company has a right to terminate the Distribution Agreement as a result of Purchaser's purchase of Boole until December 31, 1999, provided, that the Company will not give notice of its intent to terminate the Distribution Agreement in connection with Purchaser's purchase of Boole until the earlier of the day first succeeding the termination of the Offer or July 12, 1999 and that such termination notice will become effective within 60 days as of the receipt thereof by BBE.

EMPLOYMENT AGREEMENTS

     Purchaser intends to maintain and extend existing employment agreements with Mr. Barnea and other key management employees who are not directors of the Company. In that connection, Purchaser is discussing amending certain provisions of such agreements, including termination notice requirements, grants of stock options by Purchaser and non-solicitation restrictions. It is anticipated that a large portion of the stock options to be issued by Purchaser pursuant to the Tender Agreement will be issued to key employees in connection with such amended employment agreements. As of the date hereof, Purchaser and such employees have not entered into definitive amendments to existing employment agreements.

13. DIVIDENDS AND DISTRIBUTIONS

     The Tender Agreement provides that during the period from the date of the Tender Agreement and continuing until the Closing Date, except as otherwise required or contemplated by the Tender Agreement or as required by applicable law, the Company shall, and shall cause its subsidiaries, to: (i) not amend its Articles of Association or Memorandum of Association or other organizational or governing documents or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of its capital stock or acquire, directly or indirectly, any of its capital stock, (ii) not issue, grant, sell or pledge or agree or authorize the issuance, grant, sale, or pledge of any shares of, or rights of any kind to acquire shares of, its capital stock other than Shares issuable upon exercise of stock options outstanding on the date of the

Tender Agreement or issuable upon the exercise of convertibility features in its securities outstanding on the date of the Tender Agreement, and (iii) not authorize or enter into any agreement to do any of the foregoing.

14. CERTAIN CONDITIONS OF THE OFFER

     Purchaser shall not be required to accept for payment, purchase or pay for any Shares tendered and Purchaser may terminate or, subject to the terms and conditions of the Tender Agreement, amend the Offer as to any Shares not then accepted for payment or may delay the acceptance for payment of Shares tendered, if:

          (1) at the expiration of the Offer, the number of Shares validly tendered and not withdrawn shall not constitute at least 90% of the then outstanding Shares not owned by Purchaser or its subsidiaries determined in accordance with Section 236 of the Companies Ordinance;

          (2) at the expiration of the Offer, all material filings required to be made prior to the Closing Date with, and all material consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, governmental and regulatory authorities in connection with the Offer and the consummation of the other transactions contemplated hereby which are described in the Tender Agreement shall not have been made or obtained, as the case may be, or the expiration of any applicable waiting periods required by the governmental or regulatory authorities described in the Tender Agreement shall not have occurred;

          (3) the Shareholder Approvals shall not have been obtained at the Special Meeting;

          (4) the Company shall not have obtained agreements from the holders of all Company Options in accordance with the provisions of the Tender Agreement described Section 12 hereof under the heading "Tender
     Agreement -- Options and Other Purchase Rights" permitting the cancellation of such Company Options on the Closing Date in accordance with such provisions; provided, however, that the foregoing shall not require the Company to have obtained such an agreement from any holder of a Company Option (other than a holder of an option to purchase capital stock of any subsidiary of the Company) who is not employed by the Company or its subsidiaries at the Closing Date;

          (5) the Director Releases shall not have become effective in accordance with their terms; or

          (6) at any time after the date of the Tender Agreement and prior to the acceptance for payment of Shares, any of the following events shall occur:

             (a) there shall have been any action or proceeding brought by any governmental authority before any court, or any order or preliminary or permanent injunction entered in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, located or having jurisdiction within the United States or State of Israel, or any other action taken, proposed or threatened, or statute, rule, regulation, legislation, interpretation, judgment or order proposed, sought, enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Purchaser, the Company or any subsidiary or affiliate of Purchaser or the Company or the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency located or having jurisdiction within the United States or the State of Israel, which could reasonably be expected to have the effect of: (i) making illegal, materially delaying or otherwise restraining or prohibiting the Offer or the acquisition by Purchaser of any Shares or the Compulsory Acquisition; (ii) prohibiting or materially limiting the ownership or operation by Purchaser or its affiliates of any material portion of the business or assets of the Company or compelling Purchaser to dispose of or hold separate all or any material portion of the business or assets of the Company, in each case as a result of the transactions contemplated by the Tender Agreement; (iii) imposing material limitations on the ability of Purchaser or any of its affiliates to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares purchased by them on all matters properly presented to the shareholders of the Company; or (iv) preventing Purchaser or any of its affiliates from acquiring, or to require divestiture by Purchaser or any of its affiliates of, any Shares in the Offer; or

             (b) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, or (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or the State of Israel and, in the case of armed hostilities involving Israel, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in Israel; or

             (c) any Person, entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Purchaser or any of its affiliates shall have become the beneficial owner (as that term is used in Rule 13d-3 under the Exchange Act) of more than 50% of the outstanding Shares; or

             (d) (i) the Company shall have breached or failed to comply in any material respect with any of its obligations under the Tender Agreement (which breach, if curable, has not been cured within thirty (30) days following receipt of written notice thereof by Purchaser specifying in reasonable detail the basis of such alleged breach), (ii) or any representation or warranty of the Company contained in the Tender Agreement shall not have been true and correct as of such time, except
        (x) for changes specifically permitted or contemplated by the Tender Agreement; or (y) where the failure of representations and warranties (without giving effect to any limitation based on materiality or Material Adverse Effect or words of similar effect set forth therein) to be true and correct would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; or

             (e) there shall have occurred a Material Adverse Effect, other than as a result of the transactions specifically contemplated by the Tender Agreement; or

             (f) the Tender Agreement shall have been terminated pursuant to its terms or amended pursuant to its terms to provide for such termination of the Offer;

which, in the good faith judgment of Purchaser makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted or waived by Purchaser in whole or in part at any time or from time to time in its discretion subject to the terms and conditions of the Tender Agreement. The failure of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. The Company will deliver to the Purchaser such evidence as Purchaser shall reasonably request to evidence satisfaction of any of the conditions set forth above, including certificates executed by officers of the Company.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or other action will be sought. While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     Antitrust. Under the applicable provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, (the "HSR Act"), and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), the purchase of Shares pursuant to the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Purchaser of a Pre-Merger Notification and Report Form with respect to the Offer, unless Purchaser receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the FTC or unless early termination of the waiting period is granted. Purchaser expects to file a Pre-Merger Notification and Report Form with respect to the Offer as soon as practicable following commencement of the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Purchaser concerning the Offer, the waiting period will be extended and will expire on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Tender Agreement generally provides that Purchaser will not be required to accept for payment, purchase or pay for any Shares tendered until the expiration of any applicable waiting period under the HSR Act.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Purchaser or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock (which restriction would include the Shares) if the credit is secured directly or indirectly by margin stock. Such secured credit may not be directly secured by margin stock and, in addition, such secured credit may not be indirectly secured by margin stock having a value in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     As described in Section 10 of this Offer to Purchase, the financing of the Offer will not be directly or indirectly secured by the Shares or other securities which constitute margin stock. Accordingly, all financing for the Offer will be in full compliance with the Margin Regulations.

     Israeli Regulatory Approvals. The closing of the Offer, and the acceptance of Shares by the Purchaser under the Offer, is subject to (i) the approval of the Investment Center of the Ministry of Trade and Industry of the State of Israel (the "Investment Center") and (ii) the approval of the Office of the Chief Scientist of the Ministry of Trade and Industry of the State of Israel (the "OCS"). The closing of the Offer may require the approval of the Antitrust Director of the State of Israel (the "Antitrust Director") unless an exemption is obtained.

     The approval of the Investment Center is required as a condition of the "approved enterprise" programs in which the Company participates and pursuant to which the Company receives certain tax benefits.

     The approval of the OCS is required as a condition of certain royalty-bearing grants which the Company has received from the OCS in order to fund certain research and development programs.

     The Antitrust Director oversees antitrust enforcement in Israel. It is unclear whether Israeli antitrust laws apply to the Offer. If the acquisition of the Shares by the Purchaser pursuant to the Offer is deemed to be a "merger" within the meaning of the Restrictive Trade Practices Law, 5748-1988, of the State of Israel, then both the Purchaser and the Company will be required to make filings with the Antitrust Director regarding sales activity in Israel, and obtain the approval of the Antitrust Director to the transaction. The Antitrust Director is required to respond to all such filings within 30 days.

16. FEES AND EXPENSES

     Purchaser has retained Goldman, Sachs & Co. to act as the Dealer Managers in connection with the Offer and to provide certain financial advisory services. Goldman, Sachs & Co. will receive reasonable and customary fees, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and BankBoston, N.A. to act as the Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Managers or one or more registered brokers or dealers that are licensed under the laws of such jurisdictions.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 9 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                            BMC SOFTWARE, INC.

March 11, 1999

                                   SCHEDULE I

                 DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is c/o BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042-2827 and each such person is a citizen of the United States.

                                                       PRESENT PRINCIPAL OCCUPATION
                                                       OR EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                   EMPLOYMENT HISTORY
-------------------------                              ----------------------------
Max P. Watson, Jr....................  Chairman of the Board (1992-present); President and Chief
                                       Executive Officer (1990-present)
William M. Austin....................  Senior Vice President and Chief Financial Officer
                                       (1997-present); Vice President and Chief Financial Officer,
                                         McDonnell Douglas Corporation (1991-1997)
Robert E. Beauchamp..................  Senior Vice President, Research and Development
                                       (1997-present); various sales and marketing positions
                                         (1988-1997)
Richard P. Gardner...................  Senior Vice President, Worldwide Sales and Marketing
                                         (1997-present); Senior Vice President, North American
                                         Sales (1994-1997); IBM Corporation (1975-1994)
Marco Landi..........................  Senior Vice President, European Operations (1998-present);
                                       Chief Operating Officer (1996-1997) and various other
                                         positions (1995-1996), Apple Computer Corporation; various sales and management positions, Texas Instruments, Inc.
                                         (1970-1995)
M. Brinkley Morse....................  Senior Vice President, Corporate Development (1998-present);
                                         Secretary (1988-present); General Counsel (1988-1998)
Theodore W. Van Duyn.................  Chief Technology Officer (1993-present); Senior Vice
                                       President, Research and Development (1986-1993)
Roy J. Wilson........................  Senior Vice President, Human Resources (1997-present), Vice
                                         President, Human Resources, Compaq Computer Corporation
                                         (1993-1997)
Kevin Klausmeyer.....................  Vice President (1998-present); Chief Accounting Officer
                                         (1994-present), Arthur Andersen LLP (1979-1993)
Stephen B. Solcher...................  Vice President (1998-present); Treasurer (1992-present)
John W. Barter.......................  Director (1988-present); Executive Vice President and
                                       President Allied Signal Automotive (1994-1997) and Senior
                                         Vice President and Chief Financial Officer (1988-1994) and
                                         various other positions (1977-1988), Allied Signal, Inc.;
                                         Director, Iomega Corp. (1998-present); Director, Louisiana
                                         Pacific Corporation (1998-present); Director, Kestrel
                                         Solutions, Inc. (1998-present)
B. Garland Cupp......................  Director (1989-present); Executive Vice President and Chief
                                         Information Officer (1985-1995), TRS Technologies; various other positions (1978-1995), American Express Corporation
Meldon R. Gafner.....................  Director (1987-present); Chairman of the Board, Kestrel
                                       Solutions, Inc. (1997-present); Vice Chairman of Board
                                         (1992-1997) and President (1988-1992), Comstream
                                         Corporation
L.W. Gray............................  Director (1991-present); Vice President (1983-1987) and various other positions (1961-1983), International Business
                                         Machines Corporation

                                                       PRESENT PRINCIPAL OCCUPATION
                                                       OR EMPLOYMENT AND FIVE-YEAR
NAME AND BUSINESS ADDRESS                                   EMPLOYMENT HISTORY
-------------------------                              ----------------------------
George F. Raymond....................  Director (1987-present); Founder, Automatic Business
                                       Centers, Inc.; Director (1998-present), DocuCorp
                                         International, Inc.; Director (1998-present), Atlantic
                                         Data Services, Inc.; Director (1998-present), Balance Bar
                                         Inc.
Tom C. Tinsley.......................  Director (1997-present); Chief Executive Officer
                                       (1998-present) and Managing Director and President
                                         (1995-present) and Chief Operating Officer (1995-1998),
                                         The Baan Company; McKinsey & Company, Inc. (1978-1995)

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                                BANKBOSTON, N.A.

       By Mail:              By Facsimile              By Hand:          By Overnight Courier:
   BankBoston, N.A.          Transmission:       Securities Transfer &     BankBoston, N.A.
    Attn: Corporate          (FOR ELIGIBLE        Reporting Services,       Attn: Corporate
    Reorganization        INSTITUTIONS ONLY)             Inc.               Reorganization
     P.O. Box 8029         781-575-2233/2232    c/o Boston EquiServe LP    150 Royall Street
 Boston, MA 02266-8029                            100 Williams Street      Canton, MA 02021
                                                       Galleria
                                                  New York, NY 10038
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Any questions and requests for assistance or additional copies of this Offer to
Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be
directed to the Information Agent at the telephone numbers and addresses below.
You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                                [MCKENZIE LOGO]
                                156 Fifth Avenue
                               New York, New York
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                     THE DEALER MANAGERS FOR THE OFFER ARE:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll-Free)